Exhibit 99.1

Franklin Financial 2nd quarter earnings decline

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,758,000 for the quarter ended June 30, 2011. When compared to earnings of $2,159,000 for the second quarter of 2010, net income declined by 18.6%. Net income for the first six months of 2011 was $3,608,000 compared with $4,133,000 for the same period in 2010, a decrease of 12.7%.

On a per share basis, diluted earnings were $.45 for the quarter ended June 30, 2011 and $.92 for the first six months of 2011, compared to $.56 and $1.07 for the same periods in 2010.

“From an industry perspective, the low interest rate environment, unemployment levels, increased loan delinquency, added federal regulations, and a climbing count of bank failures have had a significant impact on most financial institutions. Like most consumers and businesses, we continue to be challenged by the current economic climate,” commented William E. Snell, Jr., President and CEO. “As these difficult economic times continue, we have remained diligent in managing risk including an increase to our provision for loan losses to maintain the adequacy of the allowance for loan losses.  Accordingly, we added $2.7 million to the provision for loan losses in the first half of 2011, as compared to $1.3 million in the first half of 2010.”

“Housing prices and consumer confidence are big factors when it comes to consumer and small business borrowing.  As a result, consumers are more cautious in their spending and borrowing while increasing their rate of savings in order to build liquidity. While average loan outstandings for the first six months of 2011 grew to a record $752 million, the growth represented only a 1.5% increase from a year earlier.  Average commercial loan outstandings increased 6.4%, but was offset by a decline in average consumer loan outstandings and lower retention of originations in our residential mortgage portfolio. Average deposit and repurchase agreement balances were up 10.5% from a year earlier,” remarked Snell.

During the second quarter of 2011, an internal review discovered that tax-exempt commercial loans booked in the fourth quarter of 2009, during 2010 and in the first quarter of 2011 were not properly coded as tax-exempt. This resulted in the income from these loans being recorded as taxable income and the benefit of the tax-exempt status was not reflected in Franklin Financial’s income tax calculation. After a thorough review of the affected loans to determine the unrecorded tax benefit, Franklin Financial recorded the past income tax benefits during the second quarter of 2011. The adjustment to income tax expense was a credit of approximately $660,000 attributable to the years 2009 and 2010 as well as approximately $95,000 attributable to the first quarter of 2011.

Total assets at June 30, 2011 reached a record $1.007 billion, an increase of 2.0% over total assets of $987 million at June 30, 2010.  Total deposits and repurchase agreements grew 7.7% to $860 million, while net loans totaled $762 million at June 30, 2011, an increase of 1.8% from totals a year earlier. The market value of trust assets under management was $509 million on June 30, 2011, representing an 11.2% increase from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the OTC Bulletin Board under the symbol FRAF.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.
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